Exhibit 99.2
CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent: (a) to the reference to our name and description of our role in the (i) valuation process of certain of the real estate properties (the “Appraised Properties”) of KBS Real Estate Investment Trust III, Inc. (the “Company”) and (ii) the valuation process of the Company, both being included or incorporated by reference into the Company’s Registration Statement (Post-Effective Amendment No. 26 to Form S-11 on Form S-3, File No. 333-164703), and the related prospectus, included therein, by being filed on an Annual Report on Form 10-K, to be filed on the date hereof (the “Form 10-K”); and (b) the inclusion in the Form 10-K that the total appraised value of the Appraised Properties of $3.3 billion represents the sum of the appraised values of each of the Appraised Properties contained in the individual property appraisal reports provided by us to the Company as of the date of each such report. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
March 14, 2016
/s/ Duff & Phelps, LLC
Duff & Phelps, LLC